SPACE SUBSTITUTION AGREEMENT


     This SPACE SUBSTITUTION AGREEMENT (this "Agreement") is made as of the 2nd day of January, 2008 between LIGHTHOUSE 444 LIMITED PARTNERSHIP, having an address c/o Lighthouse Real Estate Ventures, Inc., 60 Hempstead Avenue, West Hempstead, New York 11552 ("Landlord"), and SHELTER EXPRESS CORP., a New York corporation having an address at 444 Merrick Road, Lynbrook, New York 11563 ("Tenant").

                              W I T N E S S E T H:

     WHEREAS, under date of April 27, 2005, Landlord entered into a lease with GTJ Co., Inc., predecessor in interest to Tenant, affecting a portion of the third (3rd) floor, designated as Suite 370, and a portion of the basement, all of which space is located in the building known as 444 Merrick Road, Lynbrook, New York (referred to herein as the "Building"), for a term to expire on August 31, 2010, unless sooner terminated pursuant to any of the terms, covenants and conditions of said lease or pursuant to law (said lease, as same may have been modified by various written agreements, if any, is referred to as the "Lease"; the premises demised therein together with all appurtenances, fixtures, improvements, additions and other property attached thereto or installed therein, other than Tenant's Property, as defined in the Lease, are referred to herein, collectively, as the "Demised Premises"); and

     WHEREAS, Tenant now desires to surrender to Landlord that portion of the Demised Premises located in the basement of the Building (such space together with all the appurtenances, fixtures, improvements, additions and other property attached thereto or installed therein other than Tenant's Property, is referred to as the "Surrender Space") and lease an additional portion of the third (3rd) floor of the Building, designated as Suite 360 and indicated by outlining and cross-hatching on the floor plan initialed by the parties annexed hereto and made a part hereof as Exhibit A (such space together with all the appurtenances, fixtures, improvements, additions and other property attached thereto or installed therein other than Tenant's Property, is referred to as the "Substitute Space").

     WHEREAS, Landlord and Tenant have reached certain agreements with respect to the foregoing and desire to record their understandings herein as follows:

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, Landlord and Tenant hereby agree as follows:

     1. (a) On or before the date on which Landlord substantially completes Landlord's Substitute Space Work (as hereinafter defined), Landlord shall deliver a notice to Tenant setting forth the date on which Tenant shall be required to vacate and surrender to Landlord the Surrender Space (such date referred to herein as the "Surrender Date"), which Surrender Date shall be at least five (5) days next following the date of the giving of such notice. On or prior to the Surrender Date, Tenant shall vacate and surrender the Surrender

Space to Landlord in accordance with the provisions of Article 21 of the Lease and may take possession of the Substitute Space. The "Substitute Space Commencement Date" shall be deemed to occur as of the earlier of the following two (2) dates: (i) the date Tenant shall take possession of the Substitute Space; or (ii) the date next following the Surrender Date.

     (b) Notwithstanding anything in Subsection (a) of this Paragraph 1 to the contrary, if, on or prior to the Surrender Date, Landlord shall have failed substantially to complete Landlord's Substitute Space Work, then: (i) the Surrender Date shall not be deemed to be the date set forth in the notice delivered by Landlord to Tenant pursuant to said Subsection (a) but shall, instead, shall be deemed to be a date, fixed by Landlord in a notice to Tenant, not sooner than five (5) days next following the date of the giving of such notice, and (ii) neither the validity of this Agreement nor the Lease nor the obligations of Tenant under this Agreement or the Lease shall be affected thereby.

     2. Except as expressly set forth in this Agreement, Tenant agrees to accept possession of the Substitute Space in the condition existing as of the Substitute Space Commencement Date, and further agrees that Landlord shall have no obligation to prepare the Substitute Space for Tenant's use and occupancy. As of the Substitute Space Commencement Date, the Substitute Space shall hereby be deemed to be a part of the Demised Premises for all purposes of the Lease as though the Substitute Space were initially leased by Landlord to Tenant without in any way affecting any of the terms, covenants or conditions of the Lease, except as expressly set forth herein.

     3. As of the Substitute Space Commencement Date, the Lease shall be deemed amended as follows:

          (a) All references to the Demised Premises shall be deemed to exclude the Surrender Space and include the Substitute Space.

          (b) Notwithstanding the provisions of Section 1.03 of the Lease, the Fixed Rent payable with respect to the entire Demised Premises for the remainder of the Demised Term shall be as follows:

               i $200,548.33 for the remainder of the Third Rent Period, payable in equal monthly installments of $16,712.36;

               ii $206,564.78 for the Fourth Rent Period, payable in equal monthly installments of $17,213.73; and

               iii $212,761.73 for the Fifth Rent Period, payable in equal monthly installments of $17,730.14.

Tenant agrees and acknowledges that it shall not be entitled to any rent credit or free rent with respect to the Substitute Space.


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

          (c) The term "Demised Premises Area" as defined in Section 23.01E of the Lease shall be deemed to mean 3,545 rentable square feet with respect to the Substitute Space (6,912 rentable square feet with respect to the entire Demised Premises) in a building of 103,528 rentable square feet. Accordingly, the reference to "3.2523%" in the definition of "Tenant's Proportionate Share" in Section 23.01G shall be amended to read "6.676%."

          (d) GTJ REIT, Inc., Tenant's parent company, shall be deemed to be a Permitted Occupant in addition to The Transit Alliance for purposes of
     Section 11.06 of the Lease.

          (e) Each reference to "ten (10) parking spaces" in Section 29.08 of the Lease shall be amended to read "thirteen (13) parking spaces."

          (f) The phrase "the rentable square footage of the Storage Space is 2,300 square feet" shall be deleted from Section 38.02 of the Lease and the phrase "the rentable square footage of the remainder of the Demised Premises is 3,367 square feet" shall be amended to read "the rentable square footage of the Demised Premises is 6,912 square feet".

          (g) The provisions of Section 41.01(A) of the Lease shall be amended such that the Fixed Rent due and payable for the First Renewal Term shall be restated as follows:

               1. $219,144.58 per annum ($18,262.05 per month) for the period from the First Renewal Commencement Date to and including the last day of the calendar month in which the day immediately preceding the first
          (1st) anniversary of the First Renewal Commencement Date shall occur;

               2. $225,718.92 per annum ($18,809.91 per month) for the next year of the First Renewal Term;

               3. $232,490.48 per annum ($19,374.21 per month) for the next year of the First Renewal Term;

               4. $239,465.20 per annum ($19,955.43 per month) for the next year of the First Renewal Term; and

               5. $246,649.15 per annum ($20,554.10 per month) for the remainder of the First Renewal Term.

     Furthermore, Tenant acknowledges that the allocation of Fixed Rent to the Storage Space (as contemplated in clauses a-e of Section 41.01(A)) shall be deemed of no further force or effect.


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

          (h) The provisions of Section 41.01(B) of the Lease shall be amended such that the Fixed Rent due and payable for the Final Renewal Term shall be restated as follows:

               1. $254,048.63 per annum ($21,170.72 per month) for the period from the Final Renewal Commencement Date to and including the last day of the calendar month in which the day immediately preceding the first
          (1st) anniversary of the Final Renewal Commencement Date shall occur;

               2. $261,670.09 per annum ($21,805.84 per month) for the next year of the Final Renewal Term;

               3. $269,520.19 per annum ($22,460.02 per month) for the next year of the Final Renewal Term;

               4. $277,605.80 per annum ($23,133.82 per month) for the next year of the Final Renewal Term; and

               5. $285,933.97 per annum ($23,827.83 per month) for the remainder of the Final Renewal Term.

     Furthermore, Tenant acknowledges that the allocation of Fixed Rent to the Storage Space (as contemplated in clauses a-e of Section 41.01(B)) shall be deemed of no further force or effect.

          (i) Section 1.03E, Section 1.06, Article 39 and Exhibits A-2 and B of the Lease shall be deemed deleted therefrom and shall be of no further force and effect.

     4. Tenant acknowledges that it is fully familiar and satisfied with the Substitute Space and the condition thereof, and agrees to accept the Substitute Space in its "As Is" condition as of the Substitute Space Commencement Date, subject, however, to substantial completion of Landlord's Substitute Space Work (as defined in Exhibit B of this Agreement). The taking of possession of the Substitute Space shall be conclusive evidence of satisfactory delivery of the same by Landlord. Landlord shall not be obligated to perform any alterations, improvements or repairs to the Substitute Space to ready the same for Tenant's occupancy thereof, except that Landlord shall, within a reasonable period of time after the date of this Agreement, using Building standard materials and finishes, cause the Substitute Space to be built out in accordance with the provisions of Exhibit B annexed hereto and made a part hereof. Landlord's Substitute Space Work shall be deemed substantially complete when Tenant is able to occupy and utilize the Substitute Space for the uses set forth in Section
2.01 of the Lease despite there being minor items that remain to be completed. Upon delivery of the Substitute Space, Tenant will execute a letter agreement memorializing the Substitute Space Commencement Date (but the execution of said letter shall not be a condition precedent to the occurrence of the Substitute Space Commencement Date).

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

     5. As of the date hereof, the address for notices, demands, requests or other communications set forth in Section 27.01(b) of the Lease with respect to the Landlord shall be deemed to be: c/o Lighthouse Real Estate Ventures, Inc., 60 Hempstead Avenue, West Hempstead, New York 11552, with a copy in all instances to Goldfarb & Fleece, 345 Park Avenue, New York, New York 10154,
Attention: Marc J. Becker, Esq.

     6. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     7. The covenants, conditions, provisions and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns, except as otherwise provided in the Lease.

     8. Landlord and Tenant each represents that it has not dealt with any person or broker in connection with this transaction and agrees to defend, indemnify and hold harmless the other party from and against any and all liability (statutory or otherwise), claims, actions, suits, demands, damages, judgments, costs, interest and expenses of any kind or nature of anyone whomsoever (including, but not limited to, counsel fees and disbursements), to which such other party may be subject or which such other party may suffer by reason of any breach of this representation. Landlord represents to Tenant that Lighthouse Real Estate Management was not involved in this transaction as a broker.

     9. It is specifically understood and agreed, that the submission of this Agreement to Tenant shall not be construed as an offer, nor shall Tenant have any rights with respect thereto unless and until Landlord shall execute a copy of this Agreement and deliver the same to Tenant.

     10. Any capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Lease.


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

     IN WITNESS WHEREOF, the parties hereto have respectively executed this Agreement as of the day and year first above written.


                                              LANDLORD:

                                              LIGHTHOUSE 444 LIMITED PARTNERSHIP
                                              By: Lighthouse 444 Operating, LLC

                                              By:  /s/ Louis Sheinker
                                                 -------------------------------
                                                  Name:  Louis Sheinker
                                                  Title: Member

                                              TENANT:

                                              SHELTER EXPRESS CORP.

                                              By:  /s Jerome Cooper
                                                 -------------------------------
                                                  Name:  Jerome Cooper
                                                  Title: President


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

                                    EXHIBIT A

                         Floor Plan for Substitute Space




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

                                    EXHIBIT B
                        LANDLORD'S SUBSTITUTE SPACE WORK

I. Landlord agrees to supply and install in the Substitute Space all of the items set forth on Landlord's Substitute Space Work Plans referred to in Paragraph IV of this Exhibit B, as it may be modified to reflect any Change Work (as defined in Paragraph IV), unless prevented by job conditions or other circumstances beyond the reasonable control of Landlord or unless variations thereto are necessary to comply with Legal Requirements (such work and installations are referred to herein as "Landlord's Substitute Space Work").


II. Landlord's Substitute Space Work shall be equal to standards adopted by Landlord for the Building. Landlord's Substitute Space Work shall constitute a single non-recurring obligation on the part of Landlord. In the event the Lease is renewed or extended for a further term by agreement or operation of law, Landlord's obligation to perform Landlord's Substitute Space Work shall not apply to any such renewal or extension.


III. Subject to the provisions of Paragraphs IV(4) and VI of this Exhibit B, Landlord's Substitute Space Work shall be substantially completed prior to the Substitute Space Commencement Date. At any time after such substantial completion, Landlord may enter the Demised Premises to complete unfinished details of Landlord's Substitute Space Work and entry by Landlord, its agents, servants, employees or contractors for such purpose shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business, or otherwise.

IV. (1) Landlord shall submit to Tenant a complete set of plans and specifications (referred to herein as "Landlord's Substitute Space Work Plans") for those Alterations to the Demised Premises comprising Landlord's Substitute Space Work. In the event that Tenant shall have any comments or concerns with respect to Landlord's Substitute Space Work Plans (or any revisions thereof), Tenant shall deliver a notice to Landlord, within five (5) days immediately following Tenant's receipt of Landlord's Substitute Space Work Plans (or any revisions thereof), setting forth such comments or concerns. Time is of the essence with respect to the delivery of any such notice from Tenant to Landlord. Any notice setting forth comments or concerns with respect to Landlord's Substitute Space Work Plans delivered to Landlord after such five (5) day period shall be of no force or effect. In the event that Tenant delivers any such notice to Landlord after said five (5) day period or if Tenant fails to deliver any such notice to Landlord, then in such event, Landlord's Substitute Space Work Plans (and any revisions thereof) shall be deemed approved.

     (2)  Landlord  shall  deliver to Tenant,  along  with the  complete  set of

Landlord's Substitute Space Work Plans pursuant to subdivision (1) above, a notice identifying which items contained in Landlord's Substitute Space Work Plans, if any, will or might be subject to certain delays in delivery and which might affect the date of substantial completion of Landlord's Substitute Space Work. Tenant may, within five (5) days after such notice from Landlord, designate, subject to the limitations (i) through (vi) set forth in subparagraph
(4)(A) of Paragraph IV, other available items which will not be subject to delays in delivery. If Tenant fails to timely make such designations, Landlord will have no obligation to supply or install the items set forth in such Landlord's notice or, at Landlord's election, Landlord shall have the right to perform the work relating to such items and for the purpose of determining whether or not Landlord's Substitute Space Work shall have been substantially completed and for the purpose of fixing the Substitute Space Commencement Date, said items set forth in such notice and all other related work and installations shall be deemed unfinished details of Landlord's Substitute Space Work which may be performed by Landlord after the substantial completion of Landlord's Substitute Space Work in accordance with the provisions of Paragraph III of this Exhibit B and, accordingly, shall not affect the Substitute Space Commencement Date.

     (3) In the event substantial completion of Landlord's Substitute Space Work shall be delayed solely by reason of Tenant's delays in submitting any plans or specifications, or in supplying information, or in approving plans or specifications or estimates, or in giving authorizations or by reason of any Change Work (as hereinafter defined) or by reason of any other similar acts or omissions of Tenant, then, in such event, Tenant agrees to pay to Landlord, as agreed liquidated damages for such delays occasioned by Tenant's acts or omissions, as the case may be, sums equal to one (1) day's Fixed Rent attributable to the Substitute Space for each day that such failure or delay shall continue. Tenant shall also pay to Landlord a sum equal to any reasonable, actual, out-of-pocket additional cost to Landlord in completing Landlord's Substitute Space Work resulting from any of the foregoing failures, acts or omissions of Tenant. Any such sums may be collected by Landlord, from time to time, upon demand, whether or not the term with respect to Tenant's leasing of the Substitute Space shall have commenced.

     (4) A. Tenant, after the submission of Landlord's Substitute Space Work Plans, may designate, subject to Landlord's approval, substitute or additional work, materials or installations (referred to collectively as "Change Work") to be supplied and installed by Landlord in replacement of, or in addition to, the work, materials and installations set forth on Landlord's Substitute Space Work Plans, provided that such Change Work: (i) is in compliance with the provisions of this Lease, including without limitation Articles 3 and 6 hereof; (ii) is practical and consistent with the physical conditions in the Building and with the plans for the Building filed with the appropriate governmental authorities and agencies; (iii) will not impair Landlord's ability to perform any of Landlord's obligations under the provisions of this Lease; (iv) will not affect any portions of the Building other than the Demised Premises; (v) shall (a) be in Auto-CAD format and be signed, sealed and certified by a registered architect and, if applicable, engineer duly licensed in the State of New York and (b) comply with all applicable Legal Requirements so that Landlord's Substitute Space Work Plans may, without further amendment or change, be used for engineering drawings and specifications and filed with and approved by the appropriate governmental authorities and agencies; and (vi) will not tend to delay completion of Landlord's Substitute Space Work. If, at or about the time of the submission by Tenant to Landlord of any Change Work, it appears to Landlord that any item of Change Work designated by Tenant will tend to delay completion of Landlord's Substitute Space Work, or, notwithstanding Landlord's approval of any Change Work, if it subsequently appears to Landlord that any item of Change Work designated by Tenant will tend to delay completion of Landlord's Substitute Space Work, Landlord in each case shall notify Tenant in writing to that effect and Tenant, within five (5) days after the giving of such notice (as determined in accordance with Article 27 of this Lease), may designate, subject to the foregoing limitations (i) through (vi), other available items which will not so tend to delay completion of Landlord's Substitute Space Work in lieu of the item(s) of Change Work tending to cause a delay. If Tenant fails to make such designations within five (5) days after the giving of said notice, Landlord will have no obligation to supply or install the items set forth in such Landlord's notice or, at Landlord's election, Landlord shall have the right to perform such items of Change Work in accordance with the provisions of this Exhibit B, except that, solely for the purpose of determining whether or not Landlord's Substitute Space Work has been substantially completed and for the purpose of fixing the Substitute Space Commencement Date, such items of Change Work and all other related work and installations shall be deemed unfinished details of Landlord's Substitute Space Work which may be performed after the Substitute Space Commencement Date in accordance with the provisions of Paragraph III of this Exhibit B and, accordingly, shall not affect the Substitute Space Commencement Date.

     B. Tenant shall pay to Landlord a sum equal to the amount by which the aggregate of (a) the reasonable, actual, out of pocket cost and expense to Landlord of supplying and installing all Change Work designated by Tenant (including, but not limited to, the cost to Landlord of any necessary field superintendent, operating engineer, laborers, freight elevator costs, rubbish removal, temporary sprinkler and lighting, electric and heat, protection, insurance, filing and expediting building permits and other governmental approvals, blueprint costs and every other item which customarily would be considered a general condition and, if applicable, any construction management or other fees paid to the general contractor or construction manager who is performing Landlord's Substitute Space Work [such aggregate actual cost and expense is referred to as "Landlord's Additional Substitute Space Construction Cost"] plus (b) if there is no general contractor or construction manager who is performing Landlord's Substitute Space Work, ten (10%) percent of Landlord's
Additional Substitute Space Construction Cost for office overhead and as a construction management fee, shall exceed (c) the following credits: a sum equal to the reasonable, actual, out of pocket cost and expense to Landlord (including, but not limited to, the cost to Landlord of any necessary field superintendent, operating engineer, laborers, freight elevator costs, rubbish removal, temporary sprinkler and lighting, electric and heat, protection, insurance, Building Department, filing and expediting building permits and other governmental approvals, blueprint costs and every other item which customarily would be considered a general condition) of all items required to be supplied and installed by Landlord pursuant to paragraph I of this Exhibit B for which


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

Change Work is substituted by Tenant (however, if the reasonable, actual, out of pocket cost and expense to Landlord of any item of Change Work designated by Tenant as a substitution shall be less than the reasonable, actual, out of pocket cost and expense to Landlord of the item set forth in paragraph I of this Exhibit B for which such substitution is made, the credit to which Tenant shall be entitled for such substitution shall be limited to the reasonable, actual, out of pocket cost and expense to Landlord of the item of Change Work so designated by Tenant; nor shall Tenant be entitled to any credit for the substitution of any partitioning of less than floor-to-ceiling height). Any such excess shall be payable by Tenant to Landlord, whether or not the Demised Term shall have commenced, within five (5) days next following the rendition of a written statement by Landlord to Tenant.

     C. The term "substitute" or "substitution" as used in paragraph (IV)(4)(B) above shall be expressly limited to an item of Change Work designated by Tenant in replacement of an item required to be supplied or installed by Landlord pursuant to paragraph I of this Exhibit B which item of Change Work so designated by Tenant serves the same function as the item so replaced, e.g., a lighting fixture in replacement of a lighting fixture designated on Landlord's Substitute Space Work Plans. Any Change Work for which Tenant shall have received any credit or other allowance shall not be deemed Tenant's personal property but shall be and remain Landlord's property.

V. During the performance of Landlord's Substitute Space Work, Tenant shall not be permitted to perform any Alterations in the Demised Premises prior to the Substitute Space Commencement Date, except to the extent such Alterations and the performance thereof during Landlord's Substitute Space Work are expressly approved by Landlord. In the event Tenant is so permitted to perform Alterations while Landlord is performing Landlord's Substitute Space Work, then each of the parties shall cause its contractors to cooperate with the other and the other's contractors so that Landlord's Substitute Space Work and Tenant's Alterations may be completed efficiently and economically, such cooperation to relate to including, without limitation, the storage of tools and materials.

VI. Any dispute between the parties as to whether or not Landlord's Substitute Space Work is "substantially complete" shall be submitted to arbitration in accordance with the provisions of Article 36 of the Lease.


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